NEWS RELEASE

Exhibit 99.1

MATTEL REPORTS FULL YEAR AND FOURTH QUARTER 2017 FINANCIAL RESULTS1

•	Strongest brand growth in Q4 from Barbie® (up 9% in Q4 as reported and up 6% in constant currency), and the launch of Disney’s Cars 3.

•	Barbie delivered third year in a row of mid- to high-single digit POS growth globally.

•	Full year net sales down 11% as reported and in constant currency. In line with revised guidance provided in December 2017, full year gross sales down 9% as reported and down 10% in constant currency.

•
Lower sales in the North American Region (full year net sales and gross sales down 17% as reported and in constant currency), partially offset by the International Region sales performance (full year net sales flat as reported and down 1% in constant currency; gross sales up 2% as reported and flat in constant currency).

•
Company progressing well against transformation plan, targeting to achieve a greater proportion of $650 million net cost elimination initiative in 2018, and announcing partnerships to accelerate key adjacencies to unlock IP value in gaming and content.

EL SEGUNDO, Calif., February 1, 2018 - Mattel, Inc. (NASDAQ: MAT) today reported full year and fourth quarter 2017 financial results.

“We have taken aggressive action to enter 2018 with a clean slate so that we can reset our economic model and rapidly improve profitability,” said Margo Georgiadis, CEO of Mattel. “We are optimistic about stabilizing revenue in 2018 anchored by our key power brands, entertainment partnerships and exciting new launches. We continue to gain momentum toward the medium-term goals we shared at our June Investor Day.”

For the year, net sales were down 11% as reported and in constant currency, versus the prior year. Gross sales were down 9% as reported, and down 10% in constant currency. Reported operating loss was $342.8 million, and adjusted operating loss was $167.1 million. Reported loss per share was $3.07, which was negatively impacted by a net non-cash charge of $457 million related to a valuation allowance on U.S. deferred tax assets and U.S. tax reform, and adjusted loss per share was $1.08.

For the fourth quarter of 2017, net sales were down 12% as reported, and down 14% in constant currency, versus the prior year’s fourth quarter. Gross sales were down 8% as reported, and down 10% in constant currency. Reported operating loss was $252.8 million, and adjusted operating loss was $164.8 million. Reported loss per share was $0.82 and adjusted loss per share was $0.72.
POS Summary2
For the year, consumer takeaway for Barbie was up high-single digits; Hot Wheels® was up mid-single digits; Fisher-Price® was down low-single digits; and Thomas & Friends® was down double digits. For the quarter, Barbie was up high-single digits; Hot Wheels was up mid-single digits; Fisher-Price was down high single digits; and Thomas & Friends was down double digits.

_______________________________________________
1 Please refer to Non-GAAP Financial Measures for a glossary of non-GAAP financial measures used herein, including gross sales, adjusted net sales,adjusted gross profit, adjusted gross margin, adjusted other selling and administrative expenses, adjusted operating income (loss), EBITDA, adjusted EBITDA, adjusted earnings (loss) per share and constant currency.
2 Mattel internal analysis, at wholesale; excludes American Girl.

1

NEWS RELEASE

Financial Overview
For the year, net sales in the North American Region decreased by 17% as reported and in constant currency, versus the prior year; gross sales in the North American Region also decreased by 17% as reported and in constant currency, primarily driven by lower sales as a result of tighter retailer inventory management, certain underperforming brands, and the Toys “R” Us bankruptcy filing. In the International Region, net sales were flat as reported, and decreased by 1% in constant currency; gross sales in the International Region increased by 2% as reported, and were flat in constant currency. The decline in reported and adjusted gross margin for the year was driven mainly by inventory management efforts, unfavorable product mix, and higher freight and logistics expenses. Reported other selling and administrative expenses increased by $121.1 million, primarily driven by asset impairments and severance and restructuring charges. Adjusted other selling and administrative expenses for the year increased $50.6 million, reflecting higher employee-related costs. Reported operating loss for the year was $342.8 million, compared to the prior year's reported operating income of $519.2 million. Adjusted operating loss for the year was $167.1 million, compared to the prior year's adjusted operating income of $560.8 million.

For the fourth quarter, net sales in the North American Region decreased by 17% as reported and in constant currency, versus the prior year’s fourth quarter; gross sales in the North American Region decreased by 16% as reported and in constant currency, primarily driven by tighter retailer inventory management, certain underperforming brands, and Toys “R” Us bankruptcy filing. In the International Region, net sales decreased by 4% as reported, and decreased by 9% in constant currency; gross sales in the International Region increased 4% as reported, and decreased by 1% in constant currency. The decline in reported and adjusted gross margin for the quarter was driven mainly by inventory management efforts, unfavorable product mix, and higher freight and logistics expenses. Reported other selling and administrative expenses increased by $105.9 million, primarily driven by severance and restructuring charges, asset impairments and adjusted other selling and administrative expenses for the quarter increased $45.1 million, driven primarily by an unfavorable year over year comparison due to a prior year reversal of incentive compensation in the fourth quarter of 2016. Reported operating loss for the quarter was $252.8 million, compared to the prior year's fourth quarter reported operating income of $262.6 million. Adjusted operating loss for the quarter was $164.8 million, compared to the prior year's fourth quarter adjusted operating income of $269.2 million.

For the year, net cash flows used for operating activities were approximately $28 million, compared to net cash flows in the prior year from operating activities of approximately $595 million, primarily driven by the net loss for the year, excluding the impact of the valuation allowance on deferred tax assets, and other non-cash charges. Cash flows used for investing activities were approximately $236 million in 2017, a decrease of approximately $76 million versus the prior year, primarily driven by higher proceeds from foreign currency forward exchange contracts and 2016 payments related to the acquisitions of Fuhu and Sproutling, partially offset by higher capital spending. Cash flows provided by financing activities and other were approximately $473 million in 2017, compared to cash flows used for financing activities and other of approximately $306 million for the prior year, primarily driven by proceeds from the $1.0 billion issuance of senior notes in December 2017 and lower dividend payments, offset by higher net repayments of short-term borrowings.

As of December 31, 2017, the Company's debt-to-total capital ratio was 71.3%.
Sales by Brand
Mattel Girls and Boys Brands
For the year, worldwide gross sales for Mattel Girls & Boys Brands were $3.1 billion, down 4% as reported, and down 5% in constant currency, versus the prior year. Worldwide gross sales for the Barbie brand were down 2% as reported, and down 3% in constant currency, versus the prior year, primarily driven by a shift in DVD entertainment strategy. Worldwide gross sales for Other Girls brands were down 36% as reported, and down 37% in constant currency, versus the prior year, primarily driven by declines in Monster High® and Ever After High®, partially offset by initial sales of Enchantimals. Worldwide gross sales for the Wheels category were down 4% as reported, and down 5% in constant currency, versus the prior year, primarily driven by declines in Hot Wheels and Matchbox®. Worldwide gross sales for the Entertainment business were up 12% as reported, and up 11% in constant currency, versus the prior year, primarily driven by increases in CARS® sales, offset by declines in Minecraft® and DC Comics® products.
For the fourth quarter, worldwide gross sales for Mattel Girls & Boys Brands were $1.1 billion, up 1% as reported, and down 2% in constant currency, versus the prior year’s fourth quarter. Worldwide gross sales for the Barbie brand were up 9% as reported, and up 6% in constant currency, versus the prior year’s fourth quarter, as a result of shipping aligning with strong

NEWS RELEASE

POS. Worldwide gross sales for Other Girls brands were down 35% as reported, and down 36% in constant currency, versus the prior year’s fourth quarter, primarily driven by declines in Monster High and DC Super Hero Girls™, partially offset by initial sales of Enchantimals. Worldwide gross sales for the Wheels category were down 7% as reported, and down 10% in constant currency, versus the prior year’s fourth quarter, primarily driven by declines in Hot Wheels. Worldwide gross sales for the Entertainment business were up 21% as reported, and up 18% in constant currency, versus the prior year’s fourth quarter, primarily driven by increases in CARS sales, offset by declines in Dinotrux and Minecraft.
Fisher-Price Brands
For the year, worldwide gross sales for Fisher-Price Brands, which includes the Fisher-Price Core, Fisher-Price Friends and Power Wheels® brands, were $1.7 billion, down 11% as reported, and down 12% in constant currency, versus the prior year, primarily driven by declines in infant and preschool products and Thomas & Friends. Fourth quarter worldwide gross sales were $533.8 million, down 12% as reported, and down 14% in constant currency, versus the prior year’s fourth quarter, primarily driven by declines in infant and preschool products and Thomas & Friends.
American Girl Brands
For the year, worldwide gross sales for American Girl Brands, which offers American Girl-branded products directly to consumers, were $451.5 million, down 21% as reported and in constant currency, versus the prior year, primarily driven by lower sales across channels. Fourth quarter worldwide gross sales for American Girl Brands were $217.3 million, down 23% as reported and in constant currency, versus the prior year’s fourth quarter, primarily driven by lower sales across channels.
Construction and Arts & Crafts Brands
For the year, worldwide gross sales for Construction and Arts & Crafts Brands, which includes the MEGA BLOKS® and RoseArt® brands, were $269.5 million, down 29% as reported and in constant currency, versus the prior year, primarily driven by declines in MEGA BLOKS licensed and preschool products. Fourth quarter worldwide gross sales for Construction and Arts & Crafts Brands were $93.5 million, down 25% as reported, and down 26% in constant currency, versus the prior year’s fourth quarter, primarily driven by declines in MEGA BLOKS licensed and preschool products.
Conference Call and Live Webcast
At 5:00 p.m. (Eastern Time) today, Mattel will host a conference call with investors and financial analysts to discuss its 2017 full year and fourth quarter financial results. The conference call will be webcast on Mattel's Investor Relations website, http://investor.shareholder.com/mattel. To listen to the live call, log on to the website at least 10 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the Company's website for 90 days and may be accessed beginning approximately two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 8:00 p.m. Eastern time the evening of the call until Thursday, February 8, 2018, and may be accessed by dialing +1-404-537-3406. The passcode is 5296699.

NEWS RELEASE

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “confident that” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: (i) Mattel’s ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover Mattel’s costs; (ii) downturns in economic conditions affecting Mattel’s markets which can negatively impact retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of Mattel’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays Mattel may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which Mattel and its customers and suppliers operate, which could create delays or increase Mattel’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower Mattel’s net revenues and earnings, and significantly impact Mattel’s costs; (vii) the concentration of Mattel’s customers, potentially increasing the negative impact to Mattel of difficulties experienced by any of Mattel’s customers, including the bankruptcy of Toys “R” Us, Inc., or changes in their purchasing or selling patterns; (viii) the future willingness of licensors of entertainment properties for which Mattel currently has licenses or would seek to have licenses in the future to license those products to Mattel; (ix) the inventory policies of Mattel’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of Mattel’s revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) the increased costs of developing more sophisticated digital and smart technology products, and the corresponding supply chain and design challenges associated with such products; (xi) work disruptions, which may impact Mattel’s ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy of Toys “R” Us, Inc. or other of Mattel’s significant retailers, or the general lack of success of one of Mattel’s significant retailers which could negatively impact Mattel’s revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of Mattel’s business, including the ability to offer products which consumers choose to buy instead of competitor's products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xv) changes in laws or regulations in the United States and/or in other major markets in which Mattel operates, including, without limitation, with respect to taxes, tariffs or product safety, which may increase Mattel’s product costs and other costs of doing business, and reduce Mattel’s earnings, (xvi) failure to realize the planned benefits from any investments or acquisitions made by Mattel, (xvii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for Mattel’s products or delay or increase the cost of implementation of Mattel’s programs or alter Mattel’s actions and reduce actual results; (xviii) changes in financing markets or the inability of Mattel to obtain financing on attractive terms (xix) the impact of litigation or arbitration decisions or settlement actions; and (xx) other risks and uncertainties as may be described in Mattel’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2017, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

NEWS RELEASE

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mattel presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures that Mattel uses in this earnings release include gross sales, adjusted net sales, adjusted gross profit, adjusted gross margin, adjusted other selling and administrative expenses, adjusted operating income (loss), adjusted earnings (loss) per share, earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, and constant currency. Mattel uses these metrics to analyze its continuing operations and to monitor, assess and identify meaningful trends in its operating and financial performance, and each is discussed in detail below. Mattel believes that the disclosure of non-GAAP financial measures provides useful supplemental information to investors to be able to better evaluate ongoing business performance and certain components of the Company’s results. These measures are not, and should not be viewed as, substitutes for GAAP financial measures. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are attached to this earnings release as exhibits and to our earnings slide presentation as an appendix.
This earnings release and our earnings slide presentation are available on Mattel's Investor Relations website, http://investor.shareholder.com/mattel, under the subheading “Financial Information - Earnings Releases.”
Gross sales
Gross sales represent sales to customers, excluding the impact of sales adjustments. Net sales, as reported, include the impact of sales adjustments, such as trade discounts and other allowances. Mattel presents changes in gross sales as a metric for comparing its aggregate, brand and geographic results to highlight significant trends in Mattel’s business. Changes in gross sales are discussed because, while Mattel records the details of such sales adjustments in its financial accounting systems at the time of sale, such sales adjustments are generally not associated with brands and individual products, making net sales less meaningful. Since sales adjustments are determined by customer rather than at the brand level, Mattel believes that the disclosure of gross sales by brand is useful supplemental information for investors to be able to assess the performance of its underlying brands (e.g., Barbie) and also enhances their ability to compare sales trends over time.
Adjusted net sales
Adjusted net sales represents Mattel’s reported net sales, adjusted to exclude the net sales reversal related to Toys “R” Us filing for bankruptcy. Adjusted net sales is presented to provide additional perspective on underlying trends in Mattel’s core net sales, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted gross profit and adjusted gross margin
Adjusted gross profit and adjusted gross margin represent reported gross profit and reported gross margin, respectively, adjusted to exclude the net sales reversal related to Toys “R” Us filing for bankruptcy and asset impairments. Adjusted gross margin represents Mattel’s adjusted gross margin, as a percentage of adjusted net sales. Adjusted gross profit and adjusted gross margin are presented to provide additional perspective on underlying trends in Mattel’s core gross profit and gross margin, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted other selling and administrative expenses
Adjusted other selling and administrative expenses represents Mattel’s reported other selling and administrative expenses, adjusted to exclude the impact of expenses associated with the acquisition and integration of an acquired business, restructuring and restructuring-related expenses, non-recurring executive compensation and asset impairments, which are not part of Mattel’s core business. Adjusted other selling and administrative expenses is presented to provide additional perspective on underlying trends in Mattel’s core other selling and administrative expenses, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.

NEWS RELEASE

Adjusted operating income (loss)
Adjusted operating income (loss) represents Mattel’s reported operating loss, adjusted to exclude the impact of expenses associated with the acquisition and integration of an acquired business, restructuring and restructuring-related expenses, non-recurring executive compensation, asset impairments and the net sales reversal related to Toys “R” Us filing for bankruptcy, which are not part of Mattel’s core business. Adjusted operating income (loss) is presented to provide additional perspective on underlying trends in Mattel’s core operating results, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted earnings (loss) per share
Adjusted earnings (loss) per share represents Mattel’s reported diluted earnings (loss) per common share, adjusted to exclude the impact of expenses associated with the acquisition and integration of an acquired business, restructuring and restructuring-related expenses, sale of non-core assets, non-recurring executive compensation, asset impairments, the net sales reversal related to Toys “R” Us filing for bankruptcy, Venezuela matters, which are not part of Mattel’s core business. The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, and dividing by the reported weighted average number of common and potential common shares. Adjusted earnings (loss) per share also excludes the impact of the valuation allowance established for the portion of U.S. deferred tax assets Mattel believes will likely not be realized and a one-time benefit realized due to U.S. tax reform. Adjusted earnings (loss) per share is presented to provide additional perspective on underlying trends in Mattel’s core business. Mattel believes it is useful supplemental information for investors to gauge and compare Mattel’s current earnings results from one period to another. Adjusted earnings (loss) per share is a performance measure and should not be used as a measure of liquidity.
EBITDA and Adjusted EBITDA
EBITDA represents Mattel’s net income (loss), adjusted to exclude the impact of interest expense, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the impact of expenses associated with the acquisition and integration of an acquired business, restructuring and restructuring-related expenses, sale of non-core assets, share-based compensation, asset impairments, the net sales reversal related to Toys “R” Us filing for bankruptcy, and Venezuela matters, which are not part of Mattel’s core business. Mattel believes EBITDA and Adjusted EBITDA are useful supplemental information for investors to gauge and compare Mattel’s business performance to other companies in our industry with similar capital structures. The presentation of Adjusted EBITDA differs from how we will calculate EBITDA for purposes of covenant compliance under the indenture governing our 6.75% senior notes due 2025 and the syndicated facility agreement governing our senior secured revolving credit facilities. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. As a result, we rely primarily on our GAAP results and use EBITDA and Adjusted EBITDA only supplementally.
Constant currency
Percentage changes in results expressed in constant currency are presented excluding the impact from changes in currency exchange rates. To present this information, Mattel calculates constant currency information by translating current period and prior period results for entities reporting in currencies other than the US dollar using consistent exchange rates. The consistent exchange rates are determined by Mattel at the beginning of each year and are applied consistently during the year. They are generally different from the actual exchange rates in effect during the current or prior period due to volatility in actual foreign exchange rates. Mattel considers whether any changes to the constant currency rates are appropriate at the beginning of each year. The exchange rates used for these constant currency calculations are generally based on prior year actual exchange rates. The difference between the current period and prior period results using the consistent exchange rates reflects the changes in the underlying performance results, excluding the impact from changes in currency exchange rates. Mattel analyzes constant currency results to provide additional perspective on changes in underlying trends in Mattel’s operating performance. Mattel believes that the disclosure of the percentage change in constant currency is useful supplemental information for investors to be able to gauge Mattel’s current business performance and the longer term strength of its overall business since foreign currency changes could potentially mask underlying sales trends. The disclosure of the percentage change in constant currency enhances investor’s ability to compare financial results from one period to another.

NEWS RELEASE

About Mattel
Mattel is a global learning, development and play company that inspires the next generation of kids to shape a brighter tomorrow. Through our portfolio of iconic consumer brands, including American Girl®, Barbie®, Fisher-Price®, Hot Wheels® and Thomas & Friends®, we create systems of play, content and experiences that help kids unlock their full potential. Mattel also creates inspiring and innovative products in collaboration with leading entertainment and technology companies as well as other partners. With a global workforce of approximately 28,000 people, Mattel operates in 40 countries and territories and sells products in more than 150 nations. Visit us online at www.mattel.com.

Contacts:

News Media	Securities Analysts
Alex Clark	Whitney Steininger
310-252-6397	310-252-2703
alex.clark@mattel.com	whitney.steininger@mattel.com

MAT-FIN MAT-CORP

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)1

	For the Three Months Ended December 31,						For the Year Ended December 31,
	2017		2016		Yr / Yr % Change as Reported	Yr / Yr % Change in Constant Currency	2017		2016		Yr / Yr % Change as Reported	Yr / Yr % Change in Constant Currency
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales			$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,610.9		$1,834.4		-12%	-14%	$4,882.0		$5,456.7		-11%	-11%
Cost of sales	1,115.7	69.3%	973.0	53.0%	15%		3,061.1	62.7%	2,902.3	53.2%	5%
Gross Profit	495.1	30.7%	861.4	47.0%	-43%	-44%	1,820.8	37.3%	2,554.4	46.8%	-29%	-29%
Advertising and promotion expenses	293.5	18.2%	250.3	13.6%	17%		642.3	13.2%	634.9	11.6%	1%
Other selling and administrative expenses	454.4	28.2%	348.5	19.0%	30%		1,521.4	31.2%	1,400.3	25.7%	9%
Operating (Loss) Income	(252.8)	-15.7%	262.6	14.3%	-196%	-195%	(342.8)	-7.0%	519.2	9.5%	-166%	-165%
Interest expense	36.7	2.3%	25.0	1.4%	47%		105.2	2.2%	95.1	1.7%	11%
Interest (income)	(1.4)	-0.1%	(1.6)	-0.1%	-10%		(7.8)	-0.2%	(9.1)	-0.2%	-15%
Other non-operating expense, net	58.8		0.3				64.7		23.5
(Loss) Income Before Income Taxes	(346.8)	-21.5%	238.9	13.0%	-245%	-243%	(505.0)	-10.3%	409.7	7.5%	-223%	-220%
(Benefit) Provision for income taxes	(65.6)		65.1				548.8		91.7
Net (Loss) Income	$(281.3)	-17.5%	$173.8	9.5%	-262%		$(1,053.8)	-21.6%	$318.0	5.8%	-431%
Net (Loss) Income Per Common Share - Basic	$(0.82)		$0.51				$(3.07)		$0.93
Weighted average number of common shares	344.3		342.7				343.6		341.5
Net (Loss) Income Per Common Share - Diluted	$(0.82)		$0.50				$(3.07)		$0.92
Weighted average number of common and potential common shares	344.3		345.0				343.6		344.2
1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

CONDENSED CONSOLIDATED BALANCE SHEETS1

	December 31,
	2017	2016
(In millions)	(Unaudited)
Assets
Cash and equivalents	$1,079.2	$869.5
Accounts receivable, net	1,128.6	1,115.2
Inventories	600.7	613.8
Prepaid expenses and other current assets	303.1	341.5
Total current assets	3,111.6	2,940.0
Property, plant, and equipment, net	785.3	774.0
Other noncurrent assets	2,341.6	2,779.8
Total Assets	$6,238.5	$6,493.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$192.2
Current portion of long-term debt	250.0	—
Accounts payable and accrued liabilities	1,364.3	1,293.7
Income taxes payable	9.5	19.7
Total current liabilities	1,623.8	1,505.6
Long-term debt	2,873.1	2,134.3
Other noncurrent liabilities	484.1	446.1
Stockholders’ equity	1,257.5	2,407.8
Total Liabilities and Stockholders’ Equity	$6,238.5	$6,493.8

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)1

	December 31,
(In millions, except days and percentage information)	2017	2016

Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	63	55
Total debt outstanding	$3,123.1	$2,326.5
Total debt-to-total capital ratio	71.3%	49.1%

	Year Ended December 31,
(In millions)	2017[2]	2016
Condensed Cash Flow Data:
Cash flows (used for) provided by operating activities	$(28)	$595
Cash flows (used for) investing activities	(236)	(312)
Cash flows provided by (used for) financing activities and other	473	(306)
Increase (decrease) in cash and equivalents	$210	$(23)
1 Amounts may not foot due to rounding.
2 Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel's Annual Report on Form 10-K for the year ended December 31, 2017.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

WORLDWIDE GROSS SALES INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,				For the Year Ended December 31,

(In millions, except percentage information)	2017	2016	% Change as Reported	% Change in Constant Currency	2017	2016	% Change as Reported	% Change in Constant Currency
Worldwide Gross Sales:
Net Sales	$1,610.9	$1,834.4	12%	-14%	$4,882.0	$5,456.7	-11%	-11%
Sales Adjustments[2]	309.9	249.1			632.2	617.0
Gross Sales	$1,920.8	$2,083.5	-8%	-10%	$5,514.1	$6,073.7	-9%	-10%

Worldwide Gross Sales by Brand:
Mattel Girls & Boys Brands	$1,059.7	$1,051.4	1%	-2%	$3,077.7	$3,194.1	-4%	-5%
Fisher-Price Brands	533.8	607.7	-12	-14	1,677.2	1,888.1	-11	-12
American Girl Brands	217.3	283.9	-23	-23	451.5	570.8	-21	-21
Construction and Arts & Crafts Brands	93.5	124.8	-25	-26	269.5	377.6	-29	-29
Other	16.6	15.7			38.2	43.1
Gross Sales	$1,920.8	$2,083.5	-8%	-10%	$5,514.1	$6,073.7	-9%	-10%

Worldwide Gross Sales - Mattel Girls & Boys Brands:
Barbie	$349.7	$320.5	9%	6%	$954.9	$971.8	-2%	-3%
Other Girls	102.9	157.2	-35	-36	297.7	461.7	-36	-37
Wheels	283.7	306.1	-7	-10	847.0	885.1	-4	-5
Entertainment	323.3	267.6	21	18	978.1	875.5	12	11
Gross Sales	$1,059.7	$1,051.4	1%	-2%	$3,077.7	$3,194.1	-4%	-5%
1 Amounts may not foot due to rounding.
2 Sales adjustments are not allocated to individual products. As such, net sales are only presented on a consolidated basis and not on a brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT IV

GROSS SALES BY REGION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,				For the Year Ended December 31,

(In millions, except percentage information)	2017	2016	% Change as Reported	% Change in Constant Currency	2017	2016	% Change as Reported	% Change in Constant Currency
Total International Region Gross Sales:
Net Sales	$645.4	$673.8	-4%	-9%	$2,060.8	$2,054.8	—%	-1%
Sales Adjustments	221.1	159.7			442.7	392.8
Gross Sales	$866.5	$833.5	4%	-1%	$2,503.5	$2,447.6	2%	—%

International Region Gross Sales:
Europe
Net Sales	$322.2	$332.0	-3%	-9%	$1,039.7	$1,062.9	-2%	-4%
Sales Adjustments[2]	116.4	94.4			242.0	230.4
Gross Sales	$438.5	$426.4	3%	-4%	$1,281.7	$1,293.3	-1%	-3%

Latin America
Net Sales	$196.6	$198.2	-1%	-3%	$568.1	$551.6	3%	1%
Sales Adjustments[2]	57.8	35.0			107.2	84.9
Gross Sales	$254.5	$233.2	9%	6%	$675.3	$636.5	6%	4%

Asia Pacific
Net Sales	$126.6	$143.6	-12%	-14%	$453.1	$440.3	3%	3%
Sales Adjustments[2]	46.9	30.3			93.5	77.5
Gross Sales	$173.5	$173.9	—%	-3%	$546.6	$517.8	6%	5%

International Region Gross Sales by Brand:
Mattel Girls & Boys Brands	$582.0	$533.3	9%	4%	$1,653.7	$1,542.6	7%	5%
Fisher-Price Brands	249.1	257.3	-3	-8	748.4	776.2	-4	-5
American Girl Brands	0.1	1.5	-91	-91	0.1	2.5	-100	-100
Construction and Arts & Crafts Brands	35.3	41.4	-15	-18	101.3	124.0	-18	-20
Other	—	—			—	2.3
Gross Sales	$866.5	$833.5	4%	-1%	$2,503.5	$2,447.6	2%	—%
1 Amounts may not foot due to rounding.
2 Sales adjustments are not allocated to individual products. As such, net sales are only presented on a consolidated basis and not on a brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT V

GROSS SALES BY REGION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,				For the Year Ended December 31,

(In millions, except percentage information)	2017	2016	% Change as Reported	% Change in Constant Currency	2017	2016	% Change as Reported	% Change in Constant Currency
North American Region Gross Sales:[2]
Net Sales	$965.5	$1,160.6	-17%	-17%	$2,821.1	$3,401.9	-17%	-17%
Sales Adjustments[3]	88.9	89.4			189.5	224.2
Gross Sales	$1,054.3	$1,250.0	-16%	-16%	$3,010.6	$3,626.1	-17%	-17%

North American Region Gross Sales by Brand:
Mattel Girls & Boys Brands	$477.7	$518.1	-8%	-8%	$1,424.0	$1,651.5	-14%	-14%
Fisher-Price Brands	284.7	350.4	-19	-19	928.8	1,111.9	-16	-17
American Girl Brands	217.2	282.4	-23	-23	451.4	568.3	-21	-21
Construction and Arts & Crafts Brands	58.2	83.4	-30	-31	168.3	253.6	-34	-34
Other	16.6	15.7			38.1	40.8
Gross Sales	$1,054.3	$1,250.0	-16%	-16%	$3,010.6	$3,626.1	-17%	-17%
1 Amounts may not foot due to rounding.
2 Consists of U.S., Canada, and American Girl.
3 Sales adjustments are not allocated to individual products. As such, net sales are only presented on a consolidated basis and not on a brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VI

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,		For the Year Ended December 31,
(In millions, except per share and percentage information)	2017	2016	2017	2016
Net Sales
Net Sales, As Reported	$1,610.9	$1,834.4	$4,882.0	$5,456.7
Adjustments:
Toys “R” Us Net Sales Reversal[2]	—	—	43.0	—
Net Sales, As Adjusted	$1,610.9	$1,834.4	$4,925.0	$5,456.7

Gross Profit
Gross Profit, As Reported	$495.1	$861.4	$1,820.8	$2,554.4
Gross Margin	30.7%	47.0%	37.3%	46.8%
Adjustments:
Toys “R” Us Net Sales Reversal[2]	—	—	43.0	—
Asset Impairments[3]	20.6	—	20.6	—
Gross Profit, As Adjusted	$515.7	$861.4	$1,884.4	$2,554.4
Adjusted Gross Margin	32.0%	47.0%	38.3%	46.8%

Other Selling and Administrative Expenses
Other Selling and Administrative Expenses, As Reported	$454.4	$348.5	$1,521.4	$1,400.3
% of Net Sales	28.2%	19.0%	31.2%	25.7%
Adjustments:
Non-recurring Executive Compensation	(3.1)	—	(11.3)	—
Integration & Acquisition Costs[4]	—	(0.3)	—	(1.7)
Severance and Restructuring Expenses	(43.6)	(6.3)	(65.1)	(39.9)
Asset Impairments	(20.8)	—	(35.7)	—
Other Selling and Administrative Expenses, As Adjusted	$387.0	$341.9	$1,409.3	$1,358.7
% of Net Sales	24.0%	18.6%	28.6%	24.9%

Operating (Loss) Income
Operating (Loss) Income, As Reported	$(252.8)	$262.6	$(342.8)	$519.2
Adjustments:
Toys “R” Us Net Sales Reversal[2]	—	—	43.0	—
Asset Impairments[3]	41.4	—	56.3	—
Non-recurring Executive Compensation	3.1	—	11.3	—
Integration & Acquisition Costs[4]	—	0.3	—	1.7
Severance and Restructuring Expenses	43.6	6.3	65.1	39.9
Operating (Loss) Income, As Adjusted	$(164.8)	$269.2	$(167.1)	$560.8
1 Amounts may not foot due to rounding.
2 As a result of Toys "R" Us filing for bankruptcy, Mattel reversed Net Sales for the estimated uncollectible portion of its outstanding receivables. As such, Gross Profit, As Reported includes the Cost of Sales for the inventory sold to Toys "R" Us but excludes the corresponding Net Sales.
3 For the three and twelve months ended December 31, 2017, Asset Impairments include tooling write-offs of $20.6 million which were recorded in Cost of Sales.
4 Includes Integration & Acquisition Costs for Fuhu and Sproutling in 2016.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VI

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,		For the Year Ended December 31,
(In millions, except per share and percentage information)	2017	2016	2017	2016
Earnings Per Share
Net (Loss) Income Per Common Share, As Reported	$(0.82)	$0.50	$(3.07)	$0.92
Adjustments:
Toys “R” Us Net Sales Reversal[2]	—	—	0.13	—
Asset Impairments[3]	0.12	—	0.16	—
Non-recurring Executive Compensation	0.01	—	0.03	—
Severance and Restructuring Expenses	0.13	0.02	0.19	0.12
Sale of Assets	—	—	—	(0.01)
Venezuela Matters[5]	0.17	—	0.17	0.08
Tax Effect of Adjustments[6]	(0.02)	—	(0.03)	(0.05)
Valuation Allowance and U.S. Tax Reform[7]	(0.30)	—	1.33	—
Net (Loss) Income Per Common Share, As Adjusted	$(0.72)	$0.52	$(1.08)	$1.06

EBITDA and Adjusted EBITDA
Net (Loss) Income, As Reported	$(281.3)	$173.8	$(1,053.8)	$318.0
Adjustments:
Interest expense	36.7	25.0	105.2	95.1
(Benefit) Provision for Income Taxes	(65.6)	65.1	548.8	91.7
Depreciation	61.0	57.9	240.8	235.8
Amortization	17.7	7.0	33.9	26.5
EBITDA	(231.5)	328.8	(125.0)	767.2
Adjustments:
Toys “R” Us Net Sales Reversal[2]	—	—	43.0	—
Asset Impairments[3]	41.4	—	56.3	—
Share-based compensation	19.5	15.2	67.1	54.0
Integration & Acquisition Costs[4]	—	0.3	—	1.7
Severance and Restructuring Expenses	43.6	6.3	65.1	39.9
Sale of Assets	—	—	—	(4.4)
Venezuela Matters[5]	59.0	—	59.0	26.3
Adjusted EBITDA	$(68.0)	$350.5	$165.5	$884.6
1 Amounts may not foot due to rounding.
2 As a result of Toys "R" Us filing for bankruptcy, Mattel reversed Net Sales for the estimated uncollectible portion of its outstanding receivables. As such, Gross Profit, As Reported includes the Cost of Sales for the inventory sold to Toys "R" Us but excludes the corresponding Net Sales.
3 For the three and twelve months ended December 31, 2017, Asset Impairments include tooling write-offs of $20.6 million which were recorded in Cost of Sales.
4 Includes Integration & Acquisition Costs for Fuhu and Sproutling in 2016.
5 For the three and twelve months ended December 31, 2017, the amount includes a $59.0 million loss from the discontinuation of Venezuelan operations. For the 12 months ended December 31, 2016, the amount includes the Venezuela currency devaluation loss of $26.3 million.
6 The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, and dividing by the reported weighted average number of common and potential common shares. For the three and twelve months ended December 31, 2017, U.S. adjustments were not tax effected because of the valuation allowance on U.S. deferred tax assets.
7 For the three months ended December 31, 2017, the amount includes a benefit of approximately $105 million related to the estimated impact of U.S. Tax Reform. For the twelve months ended December 31, 2017, the amount includes a net expense of approximately $457 million related to the valuation allowance on deferred tax assets and an estimate of the impact of U.S. Tax Reform.